EXHIBIT 99.1
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Media Contacts:

Amy Childress                                Val Heusinkveld
Extended Systems                             Extended Systems
208-287-6083                                 208-322-7575
amy.childress@extendedsystems.com            val.heusinkveld@extendedsystems.com
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           EXTENDED SYSTEMS LOWERS FOURTH QUARTER FINANCIAL ESTIMATES

BOISE, Idaho--(July 06, 2004)--Extended Systems Incorporated (NASDAQ: XTND), a leading provider of mobile application solutions for the enterprise, said today it expects to report fiscal fourth quarter revenues in the range of $7.7 million to $7.9 million, resulting in a GAAP loss per share in the range of $0.01 to $0.03. The Company had previously forecasted revenues in the range of $8.0 million to $9.1 million and GAAP earnings in the range of breakeven to $0.05 per share.

Extended Systems attributed the revisions to a combination of factors--including delayed closure of large opportunities that were forecasted to close in the fourth quarter and deferred larger scale rollouts of its OneBridge Mobile Groupware solutions by existing customers. Additionally, the Company said it was not able to recognize approximately $450,000 of license and royalty revenue due primarily to lack of formal sign off by customers prior to quarter end. However, the Company believes that a number of the delayed opportunities will be signed in the current quarter.

In the same quarter a year ago, the Company reported revenues of $7.4 million and net income of $118,000, or $0.01 per share.

The Company is scheduled to release final results for the quarter after the close of regular trading on July 27, 2004 followed by a conference call for all investors beginning at 5 p.m. Eastern. Detailed information for those wishing to participate in the call will be provided in a separate press release.

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About Extended Systems
----------------------

Extended Systems provides the expertise, strategy and solutions to help enterprise organizations streamline their business processes through mobile technology. The Company's OneBridge mobile solutions suite enables companies to mobilize critical enterprise applications such as e-mail, field service, sales force automation (SFA), enterprise resource planning (ERP) and customer relationship management (CRM). Extended Systems has more than 2,500 enterprise customers worldwide and key alliance relationships.

Founded in 1984, Extended Systems has offices and subsidiaries in the United States and worldwide. For more information, call 1-800-235-7576 or visit the Company Web site at www.extendedsystems.com.

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This press release contains forward looking statements, including statements regarding expected revenue and GAAP loss per share for the Company's fourth quarter of fiscal 2004, expected closing in the first quarter of fiscal 2005 of sales opportunities delayed from the fourth quarter of fiscal 2004 and expected larger scale rollouts of the Company's OneBridge Mobile Groupware solutions by existing customers. These statements are subject to risks and uncertainties. These risks and uncertainties include adjustments to the financial results which may occur during the closing of the Company's books, the risks associated with development of new products and product enhancements, the overall economic conditions and the level of information technology spending by existing and potential customers, the success of key business relationships, the impact of competitive products and pricing, continued growth in the markets for our products, the perceived and realized benefits of mobile devices, the timely development and acceptance of new products and technologies, the risk associated with international sales and operations, and other risks as detailed from time-to-time in Extended Systems' SEC filings, including its 2003 Annual Report on Form 10-K filed September 29, 2003 and 2004 Quarterly Reports on Form 10-Q filed on November 14, 2003, February 17, 2004, and May 17, 2004.